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EXHIBIT (g)(4)

             FORM OF AMENDED SCHEDULE A TO TRANSFER AGENCY AGREEMENT

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                                                                 As Revised ____

                               FORM OF SCHEDULE A

                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                                  BB & T FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                            TRANSFER AGENCY SERVICES
                            ------------------------

1.       SHAREHOLDER TRANSACTIONS

         a.       Process shareholder purchase and redemption orders.

         b. Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

         c. Issue confirmations in compliance with Rule l0b-10 under the Securities Exchange Act of 1934, as amended.

         d.       Issue periodic statements for shareholders.

         e.       Process transfers and exchanges.

         f. Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2.       SHAREHOLDER INFORMATION SERVICES

         a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

         b. Produce detailed history of transactions through duplicate or special order statements upon request.

         c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

         d. Provide the Company or its designee on each business day that the New York Stock Exchange is open for business ("Business Day") with the following information ("Price Information"):
                  (i) net asset value information for each Fund of the Company as of the close of regular trading (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange or at such other times at which a net asset value is calculated as specified in such Fund's prospectus; and (ii) dividend and capital gains information for each Fund as it becomes available. Price Information shall be provided to the Company or its designee, subject to availability, by 7:00 p.m. Eastern Time on the same Business Day.

3.       COMPLIANCE REPORTING

         a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the Fund is registered.

         b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding

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                  Fund and shareholder income and capital gains.

         c.       Issue tax withholding reports to the Internal Revenue Service.

4.       DEALER/LOAD PROCESSING (IF APPLICABLE)

         a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

         b. Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

         c. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

         d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.       SHAREHOLDER ACCOUNT MAINTENANCE

         a. Maintain all shareholder records for each account in the Company.

         b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

         c.       Record shareholder account information changes.

         d.       Maintain account documentation files for each shareholder.

         BB&T FUNDS                        BISYS FUND SERVICES OHIO, INC.

         By:_________________________      By:_________________________

         Title:______________________      Title:______________________